Exhibit 10.26

LEASE AGREEMENT

LIBERTY PROPERTY LIMITED PARTNERSHIP

Landlord

AND

WAGEWORKS, INC.

Tenant

AT

1850 West Rio Salado Parkway, Tempe, Arizona

1

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THIS LEASE AGREEMENT is made by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”) and WAGEWORKS, INC., a Delaware corporation (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant (the “Effective Date”).

1. Basic Lease Terms and Definitions.

(a) Premises:  From and after the Commencement Date, consisting of approximately 76,162 rentable square feet, comprising the entire first floor (Suite 100) of the Building (the “Premises”) as shown on Exhibit A.

(b) Building:  The building, designated as Building I in the Project, to be constructed by Landlord in accordance with this Lease (the “Building”), is currently contemplated to consist of 154,152 rentable square feet, and is contemplated to have an address of 1850 West Rio Salado Parkway, Tempe, Arizona.

(c) Term:  From and after the Commencement Date, Eighty‑Seven (87) months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term).  The Term may be extended as provided in Section 30.

(d) Commencement Date:  The later of (i) October 1, 2014 (the “Estimated Completion Date”), or (ii) the date of Substantial Completion (as hereinafter defined) of the Base Building Work and Tenant Improvements, but not later than the date Tenant takes possession of the Premises.

(e) Minimum Annual Rent: Beginning on the Rent Commencement Date, Minimum Annual Rent shall be payable in monthly installments as follows:
Months	Rentable Square Feet	Monthly Rent	Annual Rent
1-3	+/-76,162	$ 0.00	$ 0.00
4-12	+/-76,162	$ 96,789.21	$ 1,161,470.50
13-24	+/-76,162	$ 99,454.88	$ 1,193,458.54
25-36	+/-76,162	$ 102,184.02	$ 1,226,208.20
37-48	+/-76,162	$ 104,976.62	$ 1,259,719.48
49-60	+/-76,162	$ 107,896.17	$ 1,294,754.00
61-72	+/-76,162	$ 110,879.18	$ 1,330,550.14
73-84	+/-76,162	$ 113,925.66	$ 1,367,107.90
85-87	+/-76,162	$ 117,035.61	$ 1,404,427.28

****The foregoing notwithstanding, Minimum Annual Rent does not include sales and rental tax, which shall be the obligation of Tenant.

(f) Annual Operating Expenses:  From and after the Commencement Date, estimated to be $239,805.72 (based on $3.15 per rentable square foot per year), payable in monthly installments of $19,983.81, subject to adjustment as provided in this Lease (including as a result of the GPLET Transaction and expiration of the GPLET Transaction) and, if applicable, as the rentable square footage of the Premises changes during the Term.

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(g) Tenant’s Share:  From and after the Commencement Date, (i) with respect to the Property, 49.41% and (ii) with respect to Liberty Center at Rio Salado (the “Project”), as determined in accordance with Section 6(a) (also see Rider 1).

(h) Use: General and administrative office consistent with the character and zoning criteria for the Project (the “Permitted Use”).
(i) Addresses For Notices:

Landlord:	Tenant:

Liberty Property Limited Partnership	Before the Commencement Date:
2390 E. Camelback Rd., Suite 318	WageWorks, Inc.
Phoenix, Arizona 85016	1100 Park Place, 4th Floor
Attention: Senior Vice President/City Manager	San Mateo, CA 94403
Attention: General Counsel

With a copy to:	On or after the Commencement
Date: Premises

Liberty Property Limited Partnership	WageWorks, Inc.
500 Chesterfield Parkway	1100 Park Place, 4th Floor
Malvern, PA 19355	San Mateo, CA 94403
Attention: Legal Department	Attention: General Counsel

(j) Security Deposit: Tenant shall provide a Security Deposit equal to $117,036 on or prior to the Commencement Date.
(k) Tenant Improvement Allowance: Landlord will provide Tenant a Tenant Improvement Allowance not to exceed $2,840,480, in addition to test-fit allowance not to exceed $7,500.
(l) Additional Defined Terms: See Rider 1 for the definitions of certain other capitalized terms.
(m) Contents: The following are attached to and made a part of this Lease:

Rider 1 – Additional DefinitionsExhibits:

A – Plan showing Premises

B – Building Rules

C – Estoppel Certificate Form

D – Base Building Shell Specifications

E – Space Plan [to be attached and incorporated herein once completed]

F – Tenant Improvement Plans [to be attached and incorporated herein once completed]

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G – Signage

H – Covered/Reserved Parking Spaces

2. Premises.  Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas.  Tenant accepts the Premises, Building and Common Areas “AS IS,” without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease.  The rentable square footage of the Premises shall be determined based upon the final space plan; provided, however, upon completion of the final space plan for the Premises but prior to the Effective Date, the actual rentable area of the Premises may be measured, at the request of Tenant, in accordance with “American National Standard ASNI/BOMA Z65.1-1996: Standard Method for Measuring Floor Area in Office Buildings” issued by the Building Owners and Managers Association International (“BOMA Standard”) and, if so measured, shall be certified to such BOMA Standard by Landlord’s architect.  Tenant shall bear the total cost of any such measurement, including, without limitation, the cost of the Landlord’s architect’s fees incurred in connection with such measurement.  If such measurement is timely requested by Tenant, the Landlord’s architect’s measurement of the Premises using the BOMA Standard shall be set forth in Section 1 of the Lease.  By executing this Lease, Tenant conclusively affirms the area of the Premises as set forth in Section 1 and all calculations derived therefrom.

3. Use.  Tenant shall occupy and use the Premises only for the Permitted Use specified in Section l above.  Tenant shall not permit to occur any conduct or condition that might endanger, disturb or otherwise interfere with any other Building occupant’s normal operations or with the management of the Building.  Tenant may use the Common Areas only for their intended purposes.  Landlord shall have exclusive control of all Common Areas at all times.

4. Term; Possession.  The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease.  If Landlord is delayed in delivering possession of all or any portion of the Premises to Tenant as of the Commencement Date, Tenant will take possession on the date Landlord delivers possession, which date will then become the Commencement Date (and the Expiration Date will be extended so that the length of the Term remains unaffected by such delay).  Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to any circumstances outside of Landlord’s reasonable control.

5. Rent; Taxes.  From and after the Commencement Date, Tenant agrees to pay to Landlord, without demand, deduction or offset (unless otherwise provided herein), Minimum Annual Rent and Annual Operating Expenses for the Term.  Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term, at Landlord’s address designated in Section 1 above unless Landlord designates otherwise.  If the Commencement Date is not the first day of a calendar month, that partial month shall be added to the first full calendar month of the Term, with the second month of the Term commencing on the 1st day of the second full calendar month following the Commencement Date.  If the Commencement Date is not the first day of a calendar month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be added to the Monthly Rent for the first full calendar month of the Term, all of which shall be paid on or before the Commencement Date, less the first month of free rent.  Tenant shall pay Landlord a service and handling charge equal to 3% of any amount of Rent not

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paid within five (5) days after the date due.  In addition, any Rent, including such charge, not paid within five (5) days after the due date will bear interest at the Interest Rate from the date due to the date paid.  Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from:  (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s property.  Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.

6. Operating Expenses.

(a) The amount of the Annual Operating Expenses set forth in Section 1(f) above represents Tenant’s Share of the estimated Operating Expenses for the first full calendar year of the Term.  Tenant’s Share of Operating Expenses arising from common services and amenities provided to or for the benefit of the Project will be based on (i) relative land area of the individual parcels comprising the Project for purposes of determining tenants’ relative shares of expenses related to real estate taxes and association fees (or, if no association then exists, expenses of a nature that would typically be covered by association fees), and (ii) relative rentable square footage of the individual buildings from time to time constructed within the Project for all other expense items, in any event allocated by Landlord in an equitable manner among the tenants in the Project.  Landlord may adjust such amount no more than once per calendar year if the estimated Annual Operating Expenses for that particular calendar year increase or decrease.  Landlord may also invoice Tenant separately no more than once per year for Tenant’s Share of any extraordinary or unanticipated and non‑customary Operating Expenses.  By April 30th of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with a statement of Operating Expenses (“Landlord’s Statement”) for the preceding calendar year or part thereof.  Within 180 days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other party the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment.  Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.  Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, redetermine no more than once per year the method of computing and allocating Operating Expenses, including the method of allocating Operating Expenses to various types of space within the Building, to reflect any disparate levels of services provided to different types of space, and in such event, Landlord shall provide to Tenant a written explanation documenting the need for any such redetermination.

(b) So long as no monetary Event of Default by Tenant has occurred and remains uncured, Tenant, or its representative, shall have the right, at Tenant’s sole cost and expense, to inspect Landlord’s books and records relating to the Landlord’s Statement for the purpose of verifying the information contained therein (the “Tenant Audit”), provided that (i) Tenant shall have sent notice to Landlord, in writing, no later than one hundred eighty (180) days after Tenant’s receipt of the Landlord’s Statement to be verified, of its desire to conduct the Tenant Audit (the “Audit Notice”), (ii) the Audit Notice identifies with specificity the particular item(s) in the Landlord’s Statement that the Tenant believes is/are incorrect, and (iii) Tenant has paid all amounts previously charged to Tenant under the Landlord’s Statement in full.  The Tenant Audit

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shall be conducted during regular business hours at a location acceptable to Landlord, by Tenant’s personnel and/or an independent firm of certified public accountants that is not being compensated by Tenant on a contingency fee basis.  Landlord shall deliver copies of the relevant books and records to Tenant by courier or overnight mail at Tenant’s notice address set forth in this Lease or such other address as Tenant may designate to Landlord in writing.  The Tenant Audit shall commence by no later than the 90th day after Landlord’s receipt of the Audit Notice, and shall be completed within ninety (90) days after timely commencement of the Tenant Audit, subject to Landlord’s reasonable cooperation.  A copy of the results of the Tenant Audit shall be delivered to Landlord within fifteen (15) days after the completion of the Tenant Audit.  If Tenant fails to timely request or commence the Tenant Audit, or the results of the Tenant Audit are not timely delivered to Landlord in strict compliance with this Section, or Tenant fails to strictly follow any of the procedures set forth in this Section, the applicable Landlord’s Statement shall be deemed to have been approved and accepted by Tenant as correct.  The Tenant Audit shall be limited strictly to those items in the then current Landlord’s Statement, and Tenant shall not be entitled to inspect any of Landlord’s books and records that apply to any Landlord’s Statement for a prior period.  No subtenant has any right to conduct a Tenant Audit and no assignee shall conduct a Tenant Audit for any period during which such assignee was not in possession of the Premises unless such assignee has agreed in writing to be responsible for any additional Operating Expenses determined to be owed for such prior period.  Once having conducted a Tenant Audit with respect to a particular Landlord’s Statement, Tenant shall have no right to conduct another Tenant Audit of the same Landlord’s Statement.  Tenant acknowledges and agrees that all records reviewed under this Section 6 constitute confidential information of Landlord, which shall not be disclosed to anyone other than (A) the auditor, accountants, attorneys and other professionals engaged by Tenant and directly involved in the Tenant Audit, (B) the employees of Tenant who have a need to know and who receive the results of the Tenant Audit, (C) any permitted successor, assignee or subtenant of Tenant, and (D) as otherwise may be required by law.  In the event that the results of the Tenant Audit reveal that Tenant has overpaid its obligations for a prior period and is due a credit, Landlord shall credit the amount due against Tenant’s next installment(s) of estimated Operating Expense, or provide a refund at Tenant’s discretion.  Tenant will not have the right to terminate the Lease on account of an overpayment.  In the event that, as a result of the Tenant Audit, it is ascertained that Tenant has been underbilled for a prior period, the amount of such underbilling shall be paid by Tenant to Landlord with Tenant’s next installment of estimated Operating Expenses.  In the event that the Tenant Audit shows that Tenant has overpaid Operating Expenses with respect to the Landlord’s Statement in question by five percent (5%) or more, Landlord shall reimburse Tenant for the reasonable out‑of‑pocket costs incurred by Tenant with respect to the Tenant Audit.

7. Services.  Tenant shall pay for water, sewer, gas, electricity, power, telephone and other communication services and any other utilities supplied to the Premises and be responsible for its own janitorial services.  Except to the extent that the parties mutually agree that Landlord shall provide any such services and invoice Tenant for the cost or include the cost in Operating Expenses, Tenant shall obtain such service in its own name (and each such provider shall be mutually acceptable to Landlord and Tenant) and timely pay all charges directly to the provider.  Within thirty (30) days following written request from Landlord, Tenant shall provide Landlord with copies of all invoices received for such utilities and services and evidence of the payment thereof.  Landlord shall not be in default on account of any interruption in such services, unless such interruption in service results directly from the actions of Landlord or its contractors.

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Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s operations at the Premises, including coordinating with Tenant regarding the timing of such services and scheduling for intrusive work to be performed outside of business hours.  Landlord shall have the exclusive right to select, and to change, the companies providing services or utilities to the Building or the Premises if Landlord elects to provide such services.  Landlord will do this on in an open book method sharing with the Tenant the competitive process to insure competitive pricing (if applicable).  Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility and, at Tenant’s cost, shall be installed in a manner approved by Landlord.  In the event Tenant’s consumption of any utility or other service included in Operating Expenses is excessive when compared with other occupants of the Building, Landlord shall provide Tenant notice and supporting documentation of such excessive use and may invoice Tenant separately for, and Tenant shall pay, the cost of Tenant’s excessive consumption, as demonstrated by Landlord.

8. Insurance; Waivers; Indemnification.

(a) Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including Annual Rent and Annual Operating rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

(b) Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $1,000,000 combined single limit with a $3,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder.  The policy shall name Landlord and, so long as Landlord is Liberty Property Limited Partnership or an entity affiliated therewith, Liberty Property Trust, and any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without at least thirty (30) days prior notice to Tenant.  Tenant shall provide Landlord with at least ten (10) days notice of any cancellation or reduction of  any policy to Landlord.  The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best’s Insurance Reports.  Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least thirty (30) days after the date of each policy renewal, a certificate of insurance evidencing such coverage.

(c) Landlord and Tenant each waives, and releases the other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be

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brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in Sections 9(b) and 10(d) below.  This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss.  Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary.  Tenant assumes all risk of damage of Tenant’s property within the Property, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.

(d) Tenant shall not be permitted to satisfy any of its insurance obligations set forth in this Lease through any self-insurance or self-insured retention in excess of $25,000.

(e) Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Property by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term.  Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

9. Maintenance and Repairs.

(a) Landlord shall Maintain (i) all Building footings, foundations, structural steel columns and girders at Landlord’s sole expense; and (ii) the Building roof and exterior walls; and in the event there are multiple tenants in the Building, Landlord shall also Maintain (iii) the Building Systems; and (iv)  the Common Areas.  Costs incurred by Landlord under the foregoing clauses (ii), (iii) and (iv) will be included in Operating Expenses, provided that to the extent any heating, ventilation and air conditioning system, or other Building System, equipment or fixture serves the Premises exclusively, If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition.  If Landlord fails to complete any of its maintenance obligations under this Lease within thirty (30) days after the receipt by Landlord of written notice from Tenant of any such failure (except in the event of an emergency, in which event only reasonable prior notice shall be required), or, if such maintenance cannot reasonably be completed within such thirty (30) day period, such longer period as may be reasonably required for such completion (provided that Landlord commences the maintenance within such thirty (30) day period and diligently pursues same to completion), then, subject to and in accordance with the provisions of Section 22(g), Tenant may complete any such maintenance at Landlord’s cost.  Landlord shall pay Tenant any sums paid or costs incurred by Tenant (together with an administrative fee of ten percent (10%) thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Tenant’s incurring such costs within thirty (30) days after Tenant has invoiced Landlord therefor.  If Landlord fails to reimburse Tenant within thirty (30) days after receipt of such invoice, then unless Landlord delivers written notice to Tenant within such thirty (30) day period that Landlord disputes in

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good faith all or any part of the reimbursement sought by Tenant or the necessity of any of the Maintenance performed by Tenant, Tenant shall be entitled to offset up to the full amount of each month’s installment of Minimum Annual Rent until Tenant has been reimbursed for the full amount.

(b) Except as provided in subsection (a) above, Tenant at its sole expense shall Maintain the Premises and all fixtures and equipment in the Premises.  All repairs and replacements by Tenant shall utilize materials and equipment which are comparable to those originally used by Landlord in constructing the Building and Premises.  Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made by Landlord or Tenant as set forth above, but at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord.

10. Compliance.

(a) Upon the Commencement Date, the Building and Common Areas shall be delivered in a condition that is compliant with all applicable Laws, including the ADA.  Thereafter, Tenant will, at its expense, promptly comply with all Laws subsequently pertaining to the Premises or Tenant’s use or occupancy.  Tenant will pay any taxes or other charges by any authority on Tenant’s property or trade fixtures or relating to Tenant’s use of the Premises.  Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises, unless such Alteration is necessary due to compliance issues arising from or related to Landlord’s failure to deliver the Building and Common Areas as required under this paragraph.

(b) Tenant will comply, and will cause its Agents to comply, with the Building Rules.  Landlord may adopt and Tenant shall comply with reasonable rules and regulations to promote energy efficiency, sustainability and environmental standards for the Property, as the same may be changed from time to time upon reasonable notice to Tenant.

(c) Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord.  If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed.

(d) Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities that are part of the ordinary course of Tenant’s business and are conducted in a manner complying with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant

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will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing.  Landlord shall indemnify, defend and hold Tenant and its Agents harmless for, from and against all claims, costs or liabilities (including reasonable attorneys’ fees) related to Hazardous Materials which were not caused by Tenant, and Tenant shall indemnify, defend and hold Landlord and its Agents harmless for, from and against all claims, costs or liabilities (including reasonable attorneys’ fees) related to Hazardous Materials which were caused by Tenant.  Each party’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

11. Signs.  Subject to compliance with applicable City of Tempe code and other applicable Laws, Tenant will have the right to prominent building monument and lobby door signage as more particularly described on Exhibit G.  Landlord will grant Tenant the right to rooftop signage (visible from the air), subject to applicable City of Tempe code and other applicable Laws, and work with Tenant, at no cost to Landlord, to evaluate and price the potential for rooftop signage.  Tenant shall not place any signs on the Property without the prior consent of Landlord, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises.  Tenant shall maintain all signs installed by Tenant in good condition.  Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs.

12. Alterations; Roof Rights.

(a) Except for non‑structural Alterations that (i) do not exceed $25,000 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, ceiling or walls, and (v) do not require work within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld.  With respect to any Alterations made by or on behalf of Tenant that require Landlord’s consent:  (i) not less than ten (10) days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord and, so long as the Landlord is Liberty Property Limited Partnership or an entity affiliated therewith, Liberty Property Trust, as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, (iv) the Alteration shall be performed in accordance with Landlord’s reasonable requirements relating to sustainability and energy efficiency, (v) Tenant shall pay Landlord all reasonable costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary, not to exceed $5,000 and (vi) upon Landlord’s request Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction.  Any Alteration by Tenant shall be the property of Tenant until the expiration

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or termination of the Term of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant prior to installation to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration.  Tenant shall not be required to remove any Alterations made by Tenant if Tenant makes such request at the time it requests Landlord’s approval of such Alterations and Landlord approves such request.  Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant.

(b) Tenant shall have the right to install telecommunications equipment and satellite equipment on the roof of the Building subject to Landlord’s reasonable approval and provided such equipment is for the sole purpose of conducting Tenant’s business and, in Landlord’s reasonable judgment, will not invalidate any then existing warranties.

13. Mechanics’ Liens.  Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Property.  Tenant shall keep the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant.  Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien.  Should any such lien or notice of such lien be filed against the Property or any portion thereof, Tenant shall discharge the same by bonding or otherwise within fifteen (15) days after Tenant obtains notice that the lien or claim is filed regardless of the validity of such lien or claim.

14. Right of Entry.  Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency) to inspect, Maintain, or make Alterations to the Premises or Property.  Tenant shall also permit Landlord and its Agents to enter the Premises at mutually agreed upon times following reasonable notice and subject to escort by a Tenant representative, to exhibit the Premises for the purpose of sale or financing, and, during the last twelve (12) months of the Term, to exhibit the Premises to any prospective tenant.  Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any reasonable interference with Tenant’s occupancy resulting from Landlord’s entry.

15. Damage by Fire or Other Casualty.  If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant.  Landlord shall notify Tenant within 30 days after the date of the casualty if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete, and in such event, either Landlord or Tenant (unless the damage was caused by Tenant) may terminate this Lease effective as of the date of casualty by giving notice to the other within thirty (30) days after Landlord’s notice.  If a casualty occurs during the last twelve (12) months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least three more

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years and does so extend the Term within thirty (30) days after the date of the casualty.  Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Building and/or Premises are rendered untenantable as a result of the casualty.

16. Condemnation.  If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the parties mutually agree that the remainder is insufficient for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession.  If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately.  The compensation awarded for a Taking shall belong to Landlord.  Except for any relocation benefits to which Tenant may be entitled, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.

17. Quiet Enjoyment.  Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18. Assignment and Subletting.

(a) Except as provided in subsection (b) below, Tenant shall not enter into nor permit any Transfer of Tenant’s interest in the Lease, voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld.  Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant in the Project and either (A) was contacted by Landlord or contacted Landlord regarding leasing space in the Project prior to being contacted by Tenant regarding a Transfer of this Lease, or (B) such tenant in question is downsizing from their current space within the Project, or (ii) the business or business reputation of the proposed transferee is unacceptable to Landlord, or (iii) the creditworthiness of the proposed transferee is unacceptable to Landlord (such consideration to be applicable only if Tenant will not remain liable under this Lease following the Transfer), or (iv) Landlord has comparable space in the Building available for lease by the proposed transferee or (v) Tenant is in default under the Lease or any act or omission has occurred which would constitute a Tenant default with the giving of notice and/or the passage of time.  A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer.  In no event shall any Transfer relieve Tenant from any obligation under this Lease.  Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.  Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b) Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a tangible net worth at least equal to that of Tenant as of the Effective Date, (ii) Tenant provides Landlord notice of the Transfer at least fifteen (15) days prior to the Effective Date, together with current public financial statements of the Affiliate,

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and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.

(c) The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of its interest in the Premises (other than to an Affiliate), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition.  If Tenant proposes to enter into a Transfer of less than all of its interest in the Premises (other than to an Affiliate), Landlord may amend the Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition.  If this Lease is not so terminated or amended, Tenant shall pay to Landlord, immediately upon receipt, 50% of the excess, after the deduction of marketing costs, commissions, tenant improvements, legal fees and free rent, of (i) all compensation received by Tenant for the Transfer over (ii) the Minimum Annual Rent allocable to the Premises transferred.

(d) If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least fifteen (15) days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests.  Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease.  Tenant agrees to reimburse Landlord for reasonable attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested, which shall not exceed $5,000, unless such requested Transfer includes a request for, and results in, a substantial modification of the Lease terms.

19. Subordination; Mortgagee’s Rights.

(a) Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as Tenant is not in default under this Lease.  This clause shall be self-operative, but within ten (10) days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request.  However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

(b) No Mortgagee shall be (i) liable for any act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without the Mortgagee’s written consent, or (iv) bound by

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payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

(c) The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

20. Tenant’s Certificate; Financial Information.  Within ten (10) days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in the form of attached Exhibit C (or other form requested by Landlord), modified as necessary to accurately state the facts represented, and (b) Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information.  Landlord agrees to keep any private financial information provided to it by Tenant confidential (except for disclosure to the parties listed in this subsection (b)), and any Mortgagee, prospective Mortgagee and/or prospective purchaser with which Landlord shares such information shall be informed by Landlord of the obligation to keep such information confidential.

21. Surrender.

(a) On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease.  Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, wiring and cabling (unless Landlord directs Tenant otherwise upon at least sixty (60) days’ prior written notice), and all other personal property installed by Tenant or its assignees or subtenants.  Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition.  Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property.  If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b) If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will.  Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent shall be, for the first three (3) months, one hundred and twenty‑five percent (125%) of the Monthly Rent payable for the last full month immediately preceding the holdover and, thereafter, one hundred and fifty percent (150%) of the Monthly Rent payable for the last full month immediately preceding the holdover.  No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.  Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling

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Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover.

22. Defaults; Remedies.
(a) It shall be an Event of Default:

(i) If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is five (5) business days after Landlord gives Tenant notice of default;

(ii) If Tenant enters into or permits any Transfer in violation of Section 18 above;

(iii) If Tenant fails to observe and perform or otherwise breaches any other material provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is thirty (30) days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within thirty (30) days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time to cure the default if Tenant begins to cure the default within thirty (30) days following Landlord’s notice and continues diligently in good faith to completely cure the default; or

(iv) If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days.

(b) If an Event of Default occurs, Landlord shall have the following rights and remedies:

(i) Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with an administrative fee of ten percent (10%) thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii) To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages.  Landlord may, at Landlord’s option, make reasonable Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account.  Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting.  In the event of

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reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach

(iii) Subject to Landlord’s good faith obligation to mitigate damages to the extent imposed under applicable Laws, to accelerate the whole or any part of the Rent for the balance of the Term and declare the same to be immediately due and payable, and for purposes of acceleration of Annual Operating Expenses, the amount to be accelerated shall be based upon the assumption that Annual Operating Expenses for each Lease Year of the balance of the Term would be equal to the amount of Annual Operating Expenses which were payable by Tenant in the Lease Year immediately preceding the acceleration); provided, however, Tenant shall have the right, in any judicial proceedings brought to collect same, to assert a credit for the fair rental value of the Premises for the balance of the Term, Tenant to have the burden of proving such credit.  The fair rental value of the Premises shall be net of the costs which would be reasonably incurred by Landlord in releasing the Premises, including without limitation, reasonable demolition and fit-out costs, brokerage commissions and legal fees and expenses.  The amount determined to be payable to Landlord hereunder shall be reduced to present value at the rate of six percent (6%) per annum at the time of actual payment; and

(iv) To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

(a) Any provision to the contrary in this Section 22 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the cure rights provided under this Lease, and (ii) Landlord shall not be required to give notice prior to exercising its rights under Section 22(b) if Tenant fails to comply with the provisions of Sections 13, 20 or 27 or in an emergency.

(b) No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach.  Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder.  No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity.  No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(c) If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the

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other party reasonable attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.
(d) Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

(e) Landlord shall not be in default under this Lease unless Landlord fails to commence performance of the obligations required of Landlord within thirty (30) days after receipt of written notice by Tenant to Landlord specifying that Landlord has failed to perform such obligation, provided, however, that if the nature of Landlord’s obligation is such that more than the specified cure period is required for performance, then Landlord shall not be in default if Landlord commences performance within the specified cure period and thereafter diligently prosecutes the same to completion.  In the event Landlord does not commence performance within the period provided herein, then, upon not less than five (5) days additional prior written notice from Tenant to Landlord after the end of the cure period that Tenant intends to perform the obligation on Landlord’s behalf, Tenant shall have the right, but not the obligation, to take such action as is reasonably necessary under the circumstances to perform such obligation.  All work done in accordance herewith must be performed at a reasonable and competitive cost and expense (taking into account the circumstances of the obligation).  To the extent such work performed by Tenant is Landlord’s responsibility under this Lease, Landlord shall reimburse Tenant, within thirty (30) days after Landlord’s receipt of a reasonably documented invoice therefor, for any reasonable sums paid or reasonable costs incurred by Tenant in curing the default (together with an administrative fee of ten percent (10%) thereof), plus interest at the Interest Rate from the respective dates of Tenant’s incurring such costs.

23. Tenant’s Authority.  Tenant represents and warrants to Landlord that:  (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.

24. Liability of Landlord.  The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord.  Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises, except for obligations already accrued (whether known or unknown at the time such person or entity ceases to hold title to the Premises), and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest.  Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue.  Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord notice specifying the default and Landlord fails to cure the default within a reasonable period following Tenant’s notice.  In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant.  Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease

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or the Premises. Tenant shall look solely to the interest of Landlord in the Property for the satisfaction of any claim by Tenant against Landlord.
25. Liability of Parties. Except as otherwise expressly set forth herein, in no event shall either party be liable for any consequential, punitive or special damages of any kind.
26. Miscellaneous.
(a) The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(b) This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property.  No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease.  This Lease shall not be modified in any manner except by an instrument in writing executed by the parties.  The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number.  The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation.  The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity.  Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c) Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided.  All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d) If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein.  This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

(e) This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns.  All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

(f) Tenant shall not record this Lease or any memorandum with any county recorder’s office without Landlord’s prior consent.

27. Notices.  Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any

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Mortgagee or other party designated by Landlord.  Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused.  The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.

28. Security Deposit.  Upon Lease Commencement, Tenant shall deposit with Landlord the Security Deposit to be retained by Landlord as cash security for the faithful performance and observance by Tenant of the provisions of this Lease.  Tenant shall not be entitled to any interest on the Security Deposit.  Landlord shall have the right to commingle the Security Deposit with its other funds.  Landlord may use the whole or any part of the Security Deposit for the payment of any amount as to which Tenant is in default or to compensate Landlord for any loss or damage it may suffer by reason of Tenant’s default under this Lease.  If Landlord uses all or any portion of the Security Deposit as herein provided, within ten (10) days after demand, Tenant shall pay Landlord cash in an amount equal to that portion of the Security Deposit used by Landlord.  If Tenant complies fully and faithfully with all of the provisions of this Lease, the Security Deposit shall be returned to Tenant no later than thirty (30) days after the Expiration Date and surrender of the Premises to Landlord in accordance with the terms and conditions of this Lease.

29. Parking.  Landlord agrees that during the Term, Tenant shall have the non-exclusive right, in common with other occupants in the Building (except as applies to covered parking spaces as set forth below), to use the parking spaces (as indicated on Exhibit H) located on the Land, which shall consist of six (6) parking spaces for each 1,000 rentable square feet leased.  Of the total number of parking spaces allocated to Tenant, 65 of those spaces shall be covered and reserved parking spaces at a monthly fee of $45.00 per parking space, such fee to commence on the first day of the fourth full calendar month of the Term.

30. Early Occupancy.  Tenant and its authorized agents, employees and contractors shall at all reasonable times within thirty (30) days of the Commencement Date, or at such other times as mutually agreed upon the parties, and solely for the purpose of installing furniture, fixtures and equipment for Tenant’s use and occupancy of the Premises, have the right, at Tenant’s sole risk, expense and responsibility, to occupy the Premises, provided that in so doing Tenant shall not interfere with or delay the work to be performed by Landlord pursuant to the terms of this Lease.  In no event may Tenant conduct business in the Premises during such early access period.

Landlord’s approval: _______________________________________________________

City ManagerSenior Vice President, Regional Manager

31. Option to Extend.

(a) Provided that Landlord has not given Tenant notice of default more than two (2) times during any twelve (12)‑month period, and provided that there then exists no uncured Event of Default by Tenant under this Lease, nor any event that with the giving of notice and/or the passage of time would constitute an Event of Default, and provided that Tenant is the sole

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occupant of the Premises, Tenant shall have the right and option to extend the Term of this Lease for two (2) additional periods of sixty (60) months each, exercisable by giving Landlord prior written notice, on or before that date that is nine (9) months prior to the then current Expiration Date, but not prior to the date that is 18 months prior to the then current Expiration Date, of Tenant’s election to extend the Term of this Lease; it being agreed that time is of the essence and that this option may be exercised by and any successor to Tenant’s entire interest in the Premises through a Transfer permitted under Section 18.

(b) Such extensions shall be under the same terms and conditions as provided in this Lease except as follows:

(i) each additional term shall begin on the day after the then current Expiration Date and thereafter the Expiration Date shall be deemed to be the date that is five (5) years after the then current Expiration Date;

(ii)all references to the Term in this Lease shall be deemed to mean the Term as extended pursuant to this Section;

(iii) there shall be only one (1) further option to extend following the first renewal, and no further option to extend after the second renewal;

(iv)the Minimum Annual Rent for each year of the additional term shall be equal to the fair market rental value of the Premises and annual increases in fair market rental value as determined based on comparable buildings in the surrounding market (including rent, concessions, tenant improvements, free rent and broker commissions) (collectively, the “FMR”) applicable at the time Tenant exercises such option (but in no event prior to the date that is six (6) months before the then current Expiration Date).

(c) Within thirty (30) days after Landlord receives notice of Tenant’s exercise of the option to extend the Term of this Lease, Landlord will give notice to Tenant (the “Rent Notice”) of Landlord’s opinion of the FMR.  If Tenant does not respond to the Rent Notice in writing within thirty (30) days after receiving it, Landlord’s opinion of the FMR shall be deemed accepted as the Minimum Annual Rent due for each Lease Year of the extension period.  If, during such thirty (30) day period, Tenant gives Landlord notice that Tenant contests Landlord’s determination of the FMR (an “Objection Notice”), which notice must contain therein Tenant’s opinion of the FMR, the parties will attempt to arrive at a mutually agreeable Minimum Annual Rent for each Lease Year of the extension period.  When the parties come to an agreement, they will both execute an amendment to this Lease establishing the Minimum Annual Rent for each Lease Year of the extension period.

(d) If Landlord and Tenant cannot agree as to the FMR within fifteen (15) days after Landlord’s receipt of the Objection Notice, the FMR shall be determined by appraisal.  Within ten (10) days after the expiration of such fifteen (15) day period, Landlord and Tenant shall give written notice to the other setting forth the name and address of an appraiser designated by the party giving notice.  All appraisers shall be independent brokers, who are a member in good standing of the Society of Industrial and Office Realtors (“SIOR”) with experience in real estate activities, including at least ten (10) years’ experience in valuing similar space in the Phoenix,

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Arizona area.  If either party shall fail to give notice of such designation within the time period provided, then the party who has designated its appraiser (the “Designating Party”) shall notify the other party (the “Non‑Designating Party”) in writing that the Non‑Designating Party has an additional ten (10) days to give notice of its designation, otherwise the appraiser, if any, designated by the Designating Party shall conclusively determine the FMR.  If two appraisers have been designated, such appraisers shall attempt to agree upon the FMR.  If the two appraisers do not agree on the FMR within twenty (20) days of their designation, the two appraisers shall designate a third appraiser.  If the two appraisers shall fail to agree upon the identity of a third appraiser within five (5) business days following the end of such twenty (20) day period, then either Landlord or Tenant may apply to the American Arbitration Association, or any successor thereto having jurisdiction, for the settlement of the dispute as to the designation of the third appraiser and the American Arbitration Association shall designate a third appraiser in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association.  The three appraisers shall conduct such hearings as they may deem appropriate, shall make their determination of the FMR in writing and shall give notice to Landlord and Tenant of such determination within twenty (20) days after the appointment of the third appraiser.  If the three appraisers cannot agree upon the FMR, each appraiser shall submit in writing to Landlord and Tenant the FMR as determined by such appraiser.  The FMR for the purposes of this paragraph shall be equal to the arithmetic average of the two closest determinations of FMR submitted by the appraisers.  Each party shall pay its own fees and expenses in connection with any appraiser selected by such party under this paragraph, and the parties shall share equally all other expenses and fees of the arbitration, including the fees and expenses charged by the third appraiser.  The FMR as determined in accordance with the provisions of this Section shall be final and binding upon Landlord and Tenant.

32. Expansion Rights: Tenant shall have the right to lease space on the second floor of the Building as follows:

Beginning with execution of this Lease and continuing until the first anniversary of the Commencement Date (the “ROFR Period”), Tenant shall have the right to lease all or a portion of the second floor of the Building as Landlord receives a letter of intent from a third party to lease some or all of the second floor of the Building (“Offered Space”), which letter of intent Landlord is prepared to accept (the “Offer”).  In such a case, Landlord shall give written notice to Tenant of the Offer and Tenant shall have a period of seven (7) business days in which to exercise Tenant’s right to lease the Offered Space.  If Tenant notifies Landlord in writing within such seven (7) business day period that Tenant does not elect to lease the Offered Space, or if Tenant does not respond in writing to the Offer within such seven (7) business day period, then, in either of the above instances, Landlord may lease the Offered Space to the third party on the basis of the Offer.  If Tenant exercises its right to lease the Offered Space, effective on the delivery date specified in the Offer, the Offered Space shall automatically be included in the Premises and be subject to all the terms and conditions of this Lease, subject to the following:

(a) The term of the lease for the Offered Space shall be coterminous with the Term, and any rent abatement, tenant improvement allowance or other applicable terms and conditions shall be apportioned on a straight line, pro rata basis.

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(b) Tenant’s Share of Annual Operating Expenses will be recalculated based on the total rentable square footage of the Premises, as increased by the Offered Space.
(c) Tenant’s monthly installment of Minimum Annual Rent for the Offered Space will be recalculated based on the total rentable square footage of the Premises, as increased by the Offered Space.
(d) Tenant shall receive an improvement allowance on the same terms as provided in the original lease but prorated as provided in subsection 31(a).

(e) Landlord and Tenant shall, prior to the beginning of the term for the Offered Space, execute a written amendment to the Lease confirming the inclusion of the Offered Space, the recalculated Minimum Annual Rent and the other applicable terms.

Landlord’s approval:__________________________________________________________

City ManagerSenior Vice President, Regional Director]

33. GPLET Provisions.  Notwithstanding anything to the contrary in this Lease, Landlord and Tenant acknowledge and agree that, upon receipt of a Certificate of Occupancy or promptly thereafter, Landlord will enter into a ground lease agreement (the “Ground Lease”) with the City of Tempe, Arizona (the “City”) whereby the Landlord will convey fee title to the Land to the City, and lease back the land from the City (the “GPLET Transaction”).  Upon consummation of the GPLET Transaction, this Lease shall become a sublease subject to the terms of the Ground Lease, and Tenant covenants, at no material out‑of‑pocket expense to Tenant, to take all reasonable actions requested by Landlord in connection therewith.

34. Construction of the Building.

(a) The Building and all site work and other improvements to be constructed in connection therewith (the “Base Building Work”) shall be constructed by Landlord and Wespac Construction (the “Contractor”) and subcontractors substantially in accordance with the description of improvements (the “Base Building Shell Specifications”) attached hereto as Exhibit D.  The Base Building Work and the Common Areas shall be constructed by Landlord, at Landlord’s cost and expense, in a good and workmanlike manner and shall substantially comply, at the time of Substantial Completion thereof, with (i) all Laws applicable to the general use of the Building, and (ii) the Base Building Shell Specifications.  Landlord shall be responsible for obtaining all necessary building permits and other governmental permits and approvals necessary for construction of the Base Building Work.  Tenant shall cooperate with Landlord in Landlord’s efforts to obtain such permits and other approvals.

(b) Landlord shall have the right, from time to time, to make changes/field adjustments in and to the Base Building Plans to the extent that the same shall be necessary or desirable in order to adjust to actual field conditions or to cause the Base Building Work to comply with Laws and any applicable requirements of public authorities and/or requirements of insurance bodies or as Landlord otherwise deems appropriate.  All such changes/field adjustments shall be noted on the applicable plans or documents.

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(c) Landlord shall use commercially reasonable efforts to cause the Base Building Work to be Substantially Completed (as hereinafter defined) and ready for use and occupancy by Tenant on or before October 1, 2014 (the “Estimated Completion Date”), subject to Excusable Delays (as hereinafter defined).  As used in this Lease, “Substantial Completion” shall mean the date that (i) Landlord has delivered to Tenant a copy of the certificate of occupancy or temporary certificate of occupancy relating to the Base Building Work and Tenant Improvements or other similar instrument issued by the applicable governmental authority having jurisdiction, and (ii) Landlord has substantially completed all of the Base Building Work and Tenant Improvements substantially in accordance with the Base Building Plans and Tenant Improvement Plans, as the case may be.  PROVIDED, HOWEVER, that the Estimated Completion Date shall be extended for additional periods of time equal to the time lost by reason of delays caused by Tenant or its Agents, change orders, strikes, governmental restrictions and limitations, delays in governmental permitting, unavailability or delays in obtaining materials, war or other national emergency, acts of terrorism, accidents, floods, fire damage or other casualties, adverse weather conditions, or any cause similar or dissimilar to the foregoing beyond the reasonable control of Landlord or Landlord’s Contractor (collectively, “Excusable Delays”).

(d) If Landlord is unable to achieve Substantial Completion on or before twenty (20) days after the Estimated Completion Date occurs, Tenant shall be entitled (i) beginning on the 21st day after the anticipated Completion Date through and including the 90th day after the Estimated Completion Date, to a “day for day” rent credit in an amount equal to 1/30th of the monthly installment of Minimum Annual Rent for each day until Landlord achieves Substantial Completion (“Initial Rent Credit”), and (ii) beginning on the 91st day after the Estimated Completion Date, to a rent credit in an amount equal to 150% of the Initial Rent Credit for each day until Landlord achieves Substantial Completion.  If Landlord does not achieve Substantial Completion before the date which is one hundred eighty (180) days after the Estimated Completion Date, then Tenant shall have the right to terminate this Lease.  In the event Substantial Completion is delayed due to a failure of Tenant to perform its obligations under this Lease or due to changes to the Tenant Improvement Plans initiated by Tenant, the duration of Tenant’s free rent period shall be reduced by the number of days delay caused by Tenant.

(e) On the Commencement Date, Landlord shall deliver the Premises to Tenant with all building systems and subsystems, structural elements of the Premises and the foundation in good working condition and repair.  Landlord will warrant the operating systems of the Premises (e.g. HVAC, electrical, roof, plumbing, etc.) through the first anniversary of the Commencement Date and will, at its sole cost without pass through to Tenant, replace or repair any inoperable or damaged building system.  All extended manufacturers’ warranties will be passed through to the benefit of Tenant.

(f) Tenant shall have access to the Building 24‑hours per day, 7‑days per week, 365‑days per year.  Tenant shall be permitted to install and maintain its own security systems for the Premises to include, but not be limited to, card readers, cameras, on-site security guards, etc.  If requested by Landlord prior to the expiration of the Term, Tenant shall remove all security systems and restore/repair any damage caused by installation, removal and/or use of such security system.

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35. Tenant Improvements; Completion, Tenant Allowance; Test-fit Allowance.

(a) Landlord, through its Contractor and subcontractors, shall complete construction, at Tenant’s sole expense (which may also include Tenant’s expenses for consultants, legal fees, equipment, telephone/data installation, space planning and design, trade fixtures, furniture and/or signage) (“Tenant’s TI Costs”), of the improvements agreed upon between Landlord and Tenant (the “Tenant Improvements”) as described in the construction drawings, plans and specifications to be mutually approved by Landlord and Tenant (the “Tenant Improvement Plans”) using Landlord’s building standard and otherwise in accordance with this Section.

(b) Tenant will immediately notify Landlord if Tenant desires to make any changes to the Tenant Improvements and Tenant Improvement Plans.  If Landlord approves the revisions, Landlord or Contractor will notify Tenant of the anticipated additional cost and delay in completing the Tenant Improvements that would be caused by such revisions, which shall be solely Tenant’s responsibility and at Tenant’s expense.  If Landlord reasonably disapproves the revisions, Landlord will notify Tenant of the reasons for disapproval and cooperate with Tenant to resolve the disagreements; provided, however, that if such disagreements are not resolved within five (5) business days thereafter, such changes will not be made.  Tenant will approve or disapprove the increased cost and delay within five (5) business days after such notice, and failure to give such notice within five (5) business days will be deemed disapproval.  If Tenant approves, Landlord will prepare, and Landlord and Tenant will execute, a change order describing the revisions and the anticipated additional cost and delay.  If Tenant disapproves, or is deemed to disapprove, the changes will not be made unless Landlord and Tenant can agree upon a resolution within five (5) business days thereafter.  Any delay relating to a request for revisions or a change order, or if the actual delay is caused by Landlord needing to perform such change order, is an Excusable Delay.  Landlord may require Tenant to deposit such estimated additional cost with Landlord before the change order work is performed.

(c) Landlord may withhold its approval of change orders, or other work requested by Tenant, which Landlord reasonably determines may require work which:  (i) exceeds or adversely affects the structural integrity of the Building; (ii) adversely affects, or exceeds the capacity of, any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication or other systems of the Building; (iii) will increase the cost of operation or maintenance of any of the systems of the Property; (iv) does not conform to applicable building codes, policies or procedures or is not approved by any governmental authority with jurisdiction over the Premises; (v) is not a building standard item or an item of equal or higher quality; (vi) may detrimentally affect the uniform appearance of the Property; or (vii) is reasonably disapproved by Landlord for any other reason.

(d) Not later than fifteen (15) days after the date of Substantial Completion of the Tenant Improvements, Landlord and Tenant will inspect the Premises and work together in good faith to develop a “punch list” of any Tenant Improvement items which were either not properly completed or are in need of repair.  Landlord will complete (or repair, as the case may be) the items listed on the punch list with commercially reasonable diligence and speed.  If Tenant does not inspect the Premises with Landlord within such period, Tenant will be deemed to have accepted the Premises as delivered.

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(e) Landlord shall construct the Tenant Improvements in the Premises in accordance with the Tenant Improvement Plans and shall contribute an allowance of up to $2,840,480.00 (“Tenant Improvement Allowance”) toward the actual amount of Tenant’s TI Costs.  If the actual TI Costs exceed the amount of the Tenant Improvement Allowance, the excess shall be paid by Tenant.  After Landlord has fully disbursed the Tenant Improvement Allowance, and on or before the 25th day of each month thereafter, Landlord shall submit to Tenant (i) an itemization of the Tenant Improvements completed during the preceding month; (ii) a statement of the total amount invoiced by Contractor for such Tenant Improvements, and (iii) invoices, receipts and payment applications establishing the costs of construction incurred by Landlord and covered by the current application for payment.  Tenant shall pay the invoice within thirty (30) days after receipt.

(f) Landlord agres to a test-fit which shall be paid outside of the Tenant Improvement Allowance, the cost of which test-fit shall not exceed $7,500.  Tenant shall have the right to choose their preferred architect.

36. Brokers; Recognition and Indemnity.

(a) Tenant and Landlord represent and warrant to each other that Jones Lang LaSalle is the only broker or finder that either has had any dealings, negotiations or consultations relating to the Premises or this transaction and that no other broker or finder called the Premises to Tenant’s attention for lease or took any part in any dealings, negotiations or consultations relating to the Premises or this Lease.  Such named broker is entitled to a commission from Landlord pursuant to separate agreement.

(b) Tenant agrees to be responsible for, indemnify, defend and hold harmless Landlord for, from and against all costs, fees (including, without limitation, attorney’s fees), expenses, liabilities and claims incurred or suffered by Landlord arising from any breach by Tenant of Tenant’s foregoing representation and warranty.  Landlord agrees to be responsible for, indemnify, defend and hold harmless Tenant for, from and against all costs, fees (including, without limitation, attorney’s fees), expenses, liabilities and claims incurred or suffered by Tenant arising from any breach by Landlord of Landlord’s foregoing representation and warranty.

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Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Liberty Property Trust, Sole General Partner
Date signed:	Landlord: LIBERTY PROPERTY LIMITED PARTNERSHIP By:Liberty Property Trust, Sole General Partner By: Name: Title:

Date signed: Witness/Attest: Name: Title:	Tenant: WAGEWORKS, INC., a Delaware corporation By: Name: Title:

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Rider 1 to Lease Agreement

(Multi-Tenant Office)

ADDITIONAL DEFINITIONS

“ADA” means the Americans with Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern.

“Agents” of a party means such party’s employees, agents, representatives, contractors, licensees or invitees.

“Alteration” means any addition, alteration or improvement to the Premises or Property, as the case may be.

“Building Rules” means the rules and regulations attached to this Lease as Exhibit B as they may be amended from time to time.

“Building Systems” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.

“Common Areas” means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all tenants in the Building or Property, including, if applicable, lobbies, hallways, restrooms, elevators, driveways, sidewalks, parking, loading and landscaped areas.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

“Event of Default” means a default described in Section 22(a) of this Lease.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

“Interest Rate” means interest at the rate of prime, plus one percent (1%), annually.

“Land” means the lot or plot of land on which the Building is situated or the portion thereof allocated by Landlord to the Building.

“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in

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any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.

“Lease Year” means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first Lease Year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12-month period thereafter during the Term.

“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.  Maintenance also includes utilizing such building-performance assessment tools and energy-optimizing practices that Landlord in its discretion reasonably deems necessary and appropriate for planning, designing, installing, testing, operating and maintaining the Building Systems and Common Areas in an energy efficient manner and providing a safe and comfortable work environment, with a view toward achieving improved overall building performance and minimizing the Building’s impact on the environment.

“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses plus the monthly fee for covered parking payable by Tenant under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“Normal Business Hours” means 8:00 a.m. to 6:00 p.m., Monday through Friday, except for the following:  New Year's Day, Memorial Day, Independence Day (July 4), Labor Day, Thanksgiving Day and Christmas Day.

“Operating Expenses” means all costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, and rights and benefits otherwise afforded to the Property including, but not limited to:  (i) the charges at standard retail rates for any services provided by Landlord pursuant to Section 7 of this Lease, but subject to clause (xv) below; (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss; (iii) Landlord’s cost to Maintain the Property pursuant to Section 9 of this Lease, including, without limitation, Landlord’s costs to Maintain the HVAC system; (iv) the cost of trash collection; (v) to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes and amounts paid by Landlord in lieu of any of the foregoing such as rent under the GPLET  Ground Lease), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or

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directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property; (vi) the annual amortization (over their estimated GAAP life or payback period, whichever is longer) of the costs of capital replacements or improvements that provide economic benefit; (vii) a management and administrative fee equal to 3.5% of the Minimum Annual Rent; (viii) costs to process the certification or re-certification of the Building pursuant to any applicable environmental rating system (such as Energy Star or LEED) including applying, reporting, tracking and related reasonable consultant’s fees associated therewith; and (ix) the Property’s allocable share of expenses arising from common services and amenities provided to or for the benefit of the overall office center of which the Property is a part (“Liberty Center at Rio Salado” or the “Project”), such expenses to be allocated to (i) the individual parcels comprising the Project based on the relative land area of such individual parcels and (ii) relative rentable square footage of the individual buildings from time to constructed within the Project, in any event allocated by Landlord in an equitable manner among the tenants in the Project.  The foregoing notwithstanding, Operating Expenses will not include:  (i) depreciation on the Building; (ii) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease (excluding GPLET); (iii) leasing commissions, advertising expenses (including tenant parties and gifts) real estate licenses and other industry certifications, tickets to special events, finder’s fees, and referral fees, tenant improvements or other costs directly related to the leasing of the Property; (iv) income, excess profits or corporate capital stock tax imposed, inheritance and estate taxes, other business taxes and assessments, franchise and gift taxes, and all other Real Estate Taxes relating to a period payable or assessed outside the term of the Lease;, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above; (v) costs associated with the operation of the business of the entity which constitutes Landlord or Landlord’s affiliated organizations or Landlord’s managing agent (as distinguished from the costs of the operations of the Building/Project) including, but not limited to, any entity’s general corporate overhead and general administrative expenses, legal, risk management or other departmental costs of off‑site personnel, corporate and/or partnership accounting and legal costs, asset management fees, administrative fees, health/sports club dues, employee parking and transportation charges, placement/recruiting expenses for employees whether they are assigned to the Building/Project or not, employee training programs, costs of any business licenses, all costs associated with start‑up or move of a management office due to sale of the building, change of management companies or leasing and any other costs that would normally be considered included in a management fee; (vi) wages, salaries, fees, fringe benefits, and any other form of compensation paid to any executive employee of Landlord and/or Landlord’s managing agent above the grade of Senior Property Manager, provided, however, all wages, salaries and other compensation otherwise allowed to be included in Operating Costs shall also exclude any portion of such costs related to any employee’s time devoted to other efforts unrelated to the maintenance and operation of the Building/Project; (vii) costs of defending any lawsuits, bad debt loss, rent loss or any reserves thereof; (viii) any office rental and any parking charges, either actual or not, for the Landlord’s and/or Landlord’s managing agent’s management, engineering, maintenance, security, parking or other vendor personnel; (ix) any cost of any service or items sold or provided to tenants or other occupants for which Landlord or Landlord’s managing agent has been or is entitled to be reimbursed by such tenants or other occupants for such service or has been or is entitled to be reimbursed by insurance or

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otherwise compensated by parties other than tenants of the Building/Project to include replacement of any item covered by a warranty; (x) all advertising and promotional costs including any form of entertainment expenses, dining expenses, any costs relating to tenant or vendor relation programs but excluding any cost associated with life safety information or education services which are provided to the tenants of the Building/Project; (xi) any fines, costs, late charges, liquidated damages, penalties, tax penalties or related interest charges, imposed on Landlord or Landlord’s managing agent; (xii) any costs, fees, dues, contributions or similar expenses for political, charitable, industry association or similar organizations, as well as the cost of any newspaper, magazine, trade or other subscriptions, excepting the Building’s/Project’s annual membership dues in the local Building Owners and Managers Association (“BOMA”); (xiii) any compensation or benefits paid to or provided to clerks, attendants or other persons in commercial concessions operated by or on behalf of the Landlord; or (xiv) any reserves of any kind.  Landlord shall prepay real estate taxes during any discount period, and Tenant shall be entitled to the benefit of any such prepayment.  Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services; (xv) any amount paid by Landlord or Landlord’s managing agent to a subsidiary or affiliate of Landlord or Landlord’s managing agent, or to any party as a result of a non-competitive selection process, for management or other services to the Building/Project, or for supplies or other materials, to the extent the cost of such services, supplies, or materials exceed the cost that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord or Landlord’s managing agent on a competitive basis by reputable, professional firms customarily engaged in providing such services; (xvi) any cost incurred in connection with upgrading the Building/Project to comply with insurance requirements, life safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including without limitation the Americans With Disabilities Act (or similar laws, statutes, ordinances or rules imposed by the State, County, City, or other agency where the Building/Project is located), including penalties or damages incurred as a result of non-compliance; (xvii) costs, other than those incurred in ordinary maintenance and repair, for sculptures, paintings, fountains or other objects of art or the display of such items; (xviii) any cost incurred in or properly attributable to a year prior to the year in which the Commencement Date occurs, including, but not limited to, amortization of Capital Expenditures, taxes incurred for prior years but billed and paid after the Commencement Date; (xix) expenses in connection with services or other benefits which are provided solely for the benefit of another tenant or occupant of the Building/Project within the space leased exclusively by such other tenant or occupant and which do not benefit Tenant; (xx) special assessments or special taxes imposed by a governmental or quasi‑governmental authority and initiated as a means of financing improvements to the Building/Project and the surrounding areas thereof; and (xxi) (a)  the cost of any insurance coverage, whether or not required by the holder of any mortgage on the Property which is related, in whole or in part, to (A) property or casualty insurance coverage in amounts greater than the replacement cost of the Property, or (B) lease enhancement insurance or other credit enhancement-related insurance;  (b)  to the extent Landlord incurs any losses covered by the insurance Landlord is required to carry pursuant to the terms of this Lease, Operating Expenses may only include those commercially reasonable deductibles paid by Landlord but not, in any event, in excess of an aggregate of $50,000.00;  (c) any increase in the cost of Landlord’s insurance caused by a specific use of another tenant or by Landlord.

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“Phase I Report” means that certain Report on Phase I Environmental Site Assessment, dated as of November 13, 2013, issued by Speedie & Associates.

“Property” means the Land, the Building, the Common Areas, and all appurtenances to them.

“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Tenant’s Share” means, with respect to the Property, the percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building, and with respect to Liberty Center Rio Salado, as set forth in Section 6(a) of this Lease, all as set forth in Section 1 of this Lease.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer of a controlling interest in Tenant.

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EXHIBIT A

PREMISES

Exhibit A

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EXHIBIT B

BUILDING RULES

1. Any sidewalks, lobbies, passages, elevators and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises.  Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, peace or character of the Property.

2. The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways.

3. Tenant shall not impair in any way the fire safety system and shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord, any governmental agency or any insurance company insuring the Building, including without limitation the insurer’s Red Tag Permit System, Hot Work Permit System and all other fire protection impairment procedures (attached hereto).  No person shall go on the roof without Landlord’s prior written permission.

4. Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord.  Tenant shall not remove, without Landlord’s prior written consent, any shades, blinds or curtains in the Premises.

5. Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines.  If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease.

6. Tenant shall not change any locks nor place additional locks upon any doors, with the exception of Tenant’s security system.

7. Tenant shall not use nor keep in the Building any matter having an offensive odor, nor explosive or highly flammable material, nor shall any animals other than handicap assistance dogs in the company of their masters be brought into or kept in or about the Property.

8. If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted.  Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises

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and to require the changing of wiring connections or layout at Tenant’s expense, to the extent that Landlord may deem necessary, and further to require compliance with such reasonable rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right, subject to reasonable notice, to cut wiring or to do what it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building.  All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same.  No machinery of any kind other than customary small business machines shall be allowed in the Premises.  Tenant shall not use any method of heating, air conditioning or air cooling other than that provided by Landlord.

9. Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building which is designed to normal office building standards for floor loading capacity.  Landlord shall have the right to exclude from the Building heavy furniture, safes and other articles which may be hazardous or to require them to be located at designated places in the Premises.

10. The use of rooms as sleeping quarters is strictly prohibited at all times.

11. Tenant shall have the right, at Tenant’s sole risk and responsibility, to use only Tenant’s Share of the parking spaces at the Property as set forth in the Lease.  Tenant shall comply with all parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including without limitation the following: Parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheel pickup trucks and (in designated areas) bicycles.  Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas.  Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the Property or with loading and unloading areas of other tenants.  Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use.  All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft.  Tenant shall cooperate with Landlord in any measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under its Lease.  Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas.  Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence.  Bicycles are not permitted in the Building.

12. Tenant and its Agents shall not smoke in the Building or at the Building entrances and exits.

Exhibit B

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13. Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: security guards/monitors, telecommunications installers/maintenance), and all vendors shall be subject to Landlord’s reasonable approval.  No mechanics shall be allowed to work on the Building or Building Systems other than those engaged by Landlord.  Tenant shall be solely responsible, at its expense, for janitorial services to the Premises.  Tenant assumes all responsibility for protecting its Premises from theft and vandalism and Tenant shall see each day before leaving the Premises that all lights are turned out and that the windows and the doors are closed and securely locked.

14. Tenant shall comply with any move-in/move-out rules provided by Landlord and with any rules provided by Landlord governing access to the Building outside of Normal Business Hours.  Throughout the Term, no furniture, packages, equipment, supplies or merchandise of Tenant will be received in the Building, or carried up or down in the elevators or stairways, except during such hours as shall be designated by Landlord, and Landlord in all cases shall also have the exclusive right to prescribe the method and manner in which the same shall be brought in or taken out of the Building.

15. Tenant shall not place oversized cartons, crates or boxes in any area for trash pickup without Landlord’s prior approval.  Landlord shall be responsible for trash pickup of normal office refuse placed in ordinary office trash receptacles only.  Excessive amounts of trash or other out-of-the-ordinary refuse loads will be removed by Landlord upon request at Tenant’s expense.

16. Tenant shall comply with the following sustainability requirements:

Tenant shall provide within thirty (30) days after Landlord’s request from time to time, reasonably requested energy and water consumption data and related information in connection with Tenant’s use of the Premises and all construction, maintenance, repairs, cleaning, trash disposal and recycling relating to the Premises performed by or on behalf of Tenant — all to be used for purposes of monitoring and improving building efficiencies.

Low/No VOC Paint.  Tenant shall use only interior paints and coatings (including primers) meeting the environmental requirements of the current Green Seal™ Environmental Standard For Paints And Coatings - GS-11.

Green Cleaning Products.  All cleaning products used in the Premises must be certified under the current Green Seal™ Environmental Standard for Industrial and Institutional Cleaners — GS-37.

Recycling.  The following items must be recycled according to local capabilities, guidelines and regulations: (i) Paper; (ii) Cardboard; (iii) Plastics; (iv) Aluminum Cans/Metals; and (v) Glass.

17. Tenant shall cause all of Tenant’s Agents to comply with these Building Rules.

Exhibit B

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18. Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Property.  Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease.  New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.

19. These Building Rules are not intended to give Tenant any rights or claims in the event that Landlord does not enforce any of them against any other tenants or if Landlord does not have the right to enforce them against any other tenant and such nonenforcement will not constitute a waiver as to Tenant.

Exhibit B

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EXHIBIT C

TENANT ESTOPPEL CERTIFICATE

Please refer to the documents described in Schedule 1 hereto, (the “Lease Documents”) including the “Lease” therein described; all defined terms in this Certificate shall have the same meanings as set forth in the Lease unless otherwise expressly set forth herein.  The undersigned Tenant hereby certifies that it is the tenant under the Lease.  Tenant hereby further acknowledges that it has been advised that the Lease may be collaterally assigned in connection with a proposed financing secured by the Property and/or may be assigned in connection with a sale of the Property and certifies both to Landlord and to any and all prospective mortgagees and purchasers of the Property, including any trustee on behalf of any holders of notes or other similar instruments, any holders from time to time of such notes or other instruments, and their respective successors and assigns (the “Beneficiaries”) that as of the date hereof:

1. The information set forth in attached Schedule 1 is true and correct.

2. Tenant is in occupancy of the Premises and the Lease is in full force and effect, and, except by such writings as are identified on Schedule l, has not been modified, assigned, supplemented or amended since its original execution, nor are there any other agreements between Landlord and Tenant concerning the Premises, whether oral or written.

3. All conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed.

4. Tenant is not in default under the Lease Documents, Tenant has not received any notice of default under the Lease Documents, and, to Tenant’s knowledge, there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Tenant under the Lease Documents.

5. Tenant has not paid any Rent due under the Lease more than 30 days in advance of the date due under the Lease and Tenant has no rights of setoff, counterclaim, concession or other rights of diminution of any Rent due and payable under the Lease except as set forth in Schedule 1.

6. To Tenant’s knowledge, there are no uncured defaults on the part of Landlord under the Lease Documents, Tenant has not sent any notice of default under the Lease Documents to Landlord, and there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Landlord thereunder, and that at the present time Tenant has no claim against Landlord under the Lease Documents.

7. Except as expressly set forth in Part G of Schedule 1, there are no provisions for any, and Tenant has no, options with respect to the Premises or all or any portion of the Property.
8. No action, voluntary or involuntary, is pending against Tenant under federal or state bankruptcy or insolvency law.

Exhibit C

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9. The undersigned has the authority to execute and deliver this Certificate on behalf of Tenant and acknowledges that all Beneficiaries will rely upon this Certificate in purchasing the Property or extending credit to Landlord or its successors in interest.

10. This Certificate shall be binding upon the successors, assigns and representatives of Tenant and any party claiming through or under Tenant and shall inure to the benefit of all Beneficiaries.

IN WITNESS WHEREOF, Tenant has executed this Certificate this ____ day of __________, 20___.

Name of Tenant

By:
Title:

Exhibit C

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SCHEDULE 1 TO TENANT ESTOPPEL CERTIFICATE

Lease Documents, Lease Terms and Current Status

A.Date of Lease:

B.Parties:

1.Landlord:

2.Tenant:

C.Premises:

D.Modifications, Assignments, Supplements or Amendments to Lease:

E.Commencement Date:

F.Expiration of Current Term:

G.Option Rights:

H.Security Deposit Paid to Landlord: $

I.Current Minimum Annual Rent: $

J.Current Annual Operating Expenses: $

K.Current Total Rent: $

L.Square Feet Demised:

Exhibit C

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EXHIBIT D

Base Building Shell Specifications

GENERAL DESCRIPTION

The Facility will be approximately 76,162 Rentable sq. ft. located on a parcel at Liberty Center at Rio Salado in Tempe, AZ.

1st Floor Office76,162 Rentable Square Feet

TOTAL76,162 Rentable  Square Feet

Or

2nd Floor Office77,990 Rentable  Square Feet

TOTAL77,990 Rentable  Square Feet

The design of the facility will be by registered architects and engineers. The design will include base building architectural, civil, mechanical, plumbing, fire protection, electrical and landscape plans. These plans will be in sufficient detail to allow issuance of a building permit by local authorities. Landlord shall provide plans, specifications, elevations & renderings of proposed building for Deloitte review.

Landlord shall provide, at its sole cost and expense, the base building as defined below, in addition to any Tenant Allowance allocated to the Tenant, all in good condition and proper working order.

DIVISION 1 - GENERAL CONDITIONS

The project will be supplied with a full time superintendent to manage the day-to-day operation of the construction.  He will have a field office and equipment adequate to construct this facility.

All work to be compliant with governing local and national codes and ordinances.

DIVISION 2 - SITEWORK

Earthwork

•	Mass Grading – Provide mass grading of the entire site.
•	Landlord is to comply with all geotechnical report requirements and recommendations including compaction, stabilization, soil removal, etc.

Site Utilities

•	Domestic Water, Sewer, Fire Line, Storm Water and Drywells.

Masonry

•	Provide 3’ gabion and berm screen walls at front parking lot. All work to be coordinated with final Landscape design and governing codes and ordinances.
•	Provide 6’ high masonry walls at trash enclosures with gates. Enclosures to be sized for waste dumpster and recycling dumpster.

Pavement

•	Automobile Parking – Provide six per thousand automobile parking stalls with handicapped parking as required by code.
•	Non-handicapped parking stall dimensions to be in accordance with local code.

Exhibit D

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•

Paving to be 2" asphalt over 4" ABC at parking stalls and 3” asphalt over 6” ABC at fire lanes. Some areas to have a concrete curb and gutter, majority will be cast in place curb only. Striping and handicapped parking signage provided by Landlord

Landscaping

•	Landscape and irrigation to be included to match the standards set at the Liberty Center.

DIVISION 3 - CONCRETE

Site Concrete

•	All sidewalks to be grey color.
•	All parking lot concrete curbs will be gray concrete and per MAG standards.

Cast-In-Place Concrete

•	Concrete Floor Slabs - Provide 4" thick, un-reinforced concrete, steel trowel finish leveled to a tolerance of ¼” over 10 feet cumulative on minimum 4" ABC.
•	All floor surfaces to be in a reasonable condition ready to receive floor covering by tenant. Concrete floor to saw cut in both directions at a spacing recommended by the structural engineer.
•	Provide 30" wide steel reinforced concrete trenched foundations, or as required by the Geotechnical Report, under all precast concrete walls.
•	Provide 5’x5’ steel reinforced concrete foundations, or as required by the Geotechnical Report under all columns.

Concrete Sealer

•	Provide VoComp20 floor sealer. Sealer will be provided at all exposed concrete slabs.

DIVISION 5 – METALS

Structural Steel

•

Steel structure to be a combination of prime painted long span bar joists, beams and wide flange columns or truss girders and tube columns. Roof deck to be 22-gauge, galvanized factory primed, standard ribbed deck. Column spacing to be approximately 30' (north-south) x 40’ (east-west). Clear height shall be as per base building design.

•	All Structural Steel design to be as per final structural design with the above criteria as a minimum.
•	Provide building canopies which will be steel and painted.

Miscellaneous Steel

•	Provide roof hatch and steel platform with prefabricated ladder and handrail (ship’s ladder) leading to roof from 2nd Floor.

DIVISION 6 – CARPENTRY

Intentionally left blank.

Exhibit D

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DIVISION 7 - THERMAL AND MOISTURE PROTECTION

Roofing

•

Roof to be a white foam roof with rigid insulation (R-value equal to 30) meeting LEED requirements for reflectivity. This system is to be applied in accordance with manufacturer's specifications, and shall carry a manufacturer's ten (10) year warranty.

Exterior Wall Insulation

•	None to be included in T.I.

DIVISION 8 - DOORS AND WINDOWS

Doors/Frames/Hardware

•	Provide hollow metal and aluminum/glass doors in exterior walls for building ingress and egress for shell condition.
•	Provide hollow metal door in hollow metal frames for all base building rooms (electric rooms, janitor’s closets, etc.).

Glass/Glazing

•	Glass to be 1" insulated, low e, high performance, tinted glass. Frames and mullions to be clear anodized.

DIVISION 9 - FINISHES

Base Building Rooms

•	Landlord shall provide complete and finished all core building areas, including restrooms, stair wells, and primary electrical room.
•

Building Lobby: The lobby to include all framing, hard (drywall) ceiling, drywall, porcelain tile flooring, wood veneer wainscot paneling, vinyl wall covering (type II) above wainscoting and in hallways, solid wood factory stained double entry doors with metal painted frames and light fixtures.

•

Restrooms: Restrooms shall include all framing, drywall, ceilings, porcelain tile flooring, porcelain tile on wet and adjacent perpendicular walls, granite counter tops, vinyl wall covering (type II) above ceramic tile wall, automatic sensor sinks, non-metal or laminate toilet partitions (ceiling hung), plumbing fixtures and light fixtures.

•	All other rooms to have painted drywall finish.

Building Perimeter Walls

•	To be part of Tenant Improvement Allowance.

Ceilings

•	Tenant will provide all acoustic and drywall ceilings except in base building rooms being constructed by the Landlord.

Drywall - Paint/Decorating

•	Fire riser room and electrical rooms will be framed with metal studs and drywall. Walls will extend to 6” above tenant provided ceilings. Walls will be fire taped only.
•	Exterior faces of exterior walls are to be painted in a color approved by the owner. Up to two accent stripes are included. Exterior wall material and painting subject to approval of Tenant.

Exhibit D

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•	Exterior hollow metal doors and frames are to be painted to match the field color of the tilt wall panels, inside and out.

DIVISION 10 – SPECIALTIES

Provide complete restroom accessories.

DIVISION 11 – EQUIPMENT

Intentionally Blank

DIVISION 12 – FURNISHINGS

Intentionally Blank

DIVISION 13 - SPECIAL CONSTRUCTION

Intentionally Blank

DIVISION 14 - CONVEYING SYSTEMS

Intentionally Blank

DIVISION 15 - MECHANICAL HVAC

Base building HVAC System shall be an air cooled VAV Rooftop system with multiple main RTU’s on the roof provided and installed by landlord. All air cooled RTU’s shall be DX systems with electric reheat provided by VAV terminal units located at the perimeter zones within the space provided by tenant. Each RTU shall be provided complete with a VFD, direct drive motor, air economizer, and double wall construction and VAV relief fan. Main units to be based on and able to provide the following:

i.Zoning, low and medium pressure duct & distribution, diffusers, VAV’s and controls by Tenant. Ductwork will be stubbed to underside of deck and include the main medium pressure duct loop feeding the entire floor by landlord only.

ii.Landlord to provide web based Building Automation System that will be expanded through Tenant’s installation of air distribution system at Landlord’s cost.

Provide all screening of the rooftop units as required by the municipality.

Plumbing

•	Provide one sanitary feed from 5' outside the exterior wall stubbed into the building and connected to restrooms with stub outs for future Tenant connection.
•	Provide six (6) hose bibs – one per exterior façade of the building and two on the roof on east and west sides.
•	Provide complete restrooms as required by code.
•	Provide water fountains as required by code for actual office occupancy.

Fire Protection

•	Provide a fire protection lead in from 5' outside the exterior wall stubbed into the sprinkler riser room location.
•	Provide sprinkler system throughout the facility in accordance with NFPA standards and installed per Tenant plans. System to be FM compliant.

Exhibit D

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DIVISION 16 – ELECTRICAL

All interior lighting, except in Base Building Rooms, to be provided by Tenant.

Landlord to provide a minimum 2000-ampere, 277/480-volt, 3-phase, 4-wire main electrical service.

Total capacity and system installed to meet the following minimum criteria:

•Provide feeds, distribution and house panels for building. All conductors including panel bus bars are to be copper.

•Emergency Lighting for Tenant Design - To be installed throughout building to conform to local code.

•Exterior Lighting to meet code.

•Provide 277 volt connection for exterior building-mounted or monument signage.

•Primary & Secondary conduits.

•A total of four (4) 4” telecommunication conduits stubbed into the building to right of way of property.

Fire Alarm

•	Landlord is responsible for a complete, fully expandable fire alarm system for Tenant Occupancy.

DIVISION 17 – LEED Certification

The core and shell building will be designed and constructed in accordance with the U.S. Green Building Council guidelines and will pursue a LEED Core & Shell certified rating.

Exhibit D

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EXHIBIT E

Space Plan

[to come]

Exhibit E

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EXHIBIT F

Tenant Improvement Plans

[to be attached and incorporated herein once completed]

Exhibit F

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EXHIBIT G

Signage

Exhibit G

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EXHIBIT H

Covered/Reserved Parking Spaces

Exhibit H

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